Exhibit 10.1

Non-Management Directors Compensation

Revised Statement of Policy

Effective July 1, 2008, non-management Directors of The Walt Disney Company (the “Corporation”) shall be compensated in accordance with the following policies:

Non-Management Directors other than the Chairman of the Board:

•	The annual Board retainer, payable to each Director in quarterly installments, will be increased from $65,000 to $80,000.
•	Each Director will receive an annual Committee retainer of $10,000 for each Committee of which he or she is a member, payable in quarterly installments in arrears.
•	Each Committee Chair will receive an additional annual Committee Chair retainer of $15,000, payable in quarterly installments in arrears.
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The value at grant of the quarterly deferred stock unit grants to each Director, beginning September 30, 2008, will be increased from $15,000 to $21,000 (i.e, $84,000 per year), based on the average of the high and low trading prices of the Corporation’s common stock averaged over the last ten trading days of the quarter. These units will be fully vested upon crediting and will be distributed to the Director on the second anniversary of the grant date. The units will be distributed 100% in shares of the Corporation’s common stock.

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The annual option grant to each Director, beginning in 2009, will change from an option to purchase 6,000 shares of the Corporation’s common stock to a grant value of $56,000 with the number of options granted based on the fair value of the Corporation’s stock options on the date of grant. The vesting of the options will change from equal installments over five years to equal installments over four years. The term of the options will change from a ten-year term to a seven-year term.

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Unless the Board exempts a Director, each Director will also be required to retain at all times stock representing no less than 50% of the after-tax value of exercised options and shares received upon distribution of deferred stock units until he or she leaves the Board.

Non-Management Chairman of the Board:

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The Chairman of the Board will receive an annual retainer of $500,000, credited quarterly in arrears in installments of $125,000 each (prorated for partial periods of service), and payable 100% in the form of deferred stock units of the Corporation’s common stock. The number of stock units credited for each full calendar quarter will be determined by dividing $125,000 by the average of the high and low trading prices of the Corporation’s common stock averaged over the last ten trading days of the quarter.

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The deferred units will be fully vested upon crediting, will be distributed 100% in shares of the Corporation’s common stock in January of the year following the year of crediting and will be subject to the retention requirement applicable to all other Directors as described above.

•	The Chairman will receive no other cash retainer, meeting fees or restricted stock grants, but will continue to receive the annual stock option grant.

The Board’s determination in June 2006 that, at Mr. Jobs’s request, he be excluded from receiving compensation as a Director, is unaffected by this resolution.